FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS JULY SALES UP 8%;
COMPARABLE STORE SALES DOWN 1%
~ Company Reiterates Second Quarter Guidance of a Loss of $(0.94) to $(0.98) Per Share ~

Secaucus, New Jersey - August 9, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended August 4, 2007.

Total sales for the four-week period ended August 4, 2007 increased 8% to $141.2 million compared to sales of $131.1 million for four-week period ended July 29, 2006. Consolidated comparable store sales decreased 1% compared to last year’s 10% increase. During July, the Company opened eight Children’s Place stores and closed one.

Total Sales (millions):

	July 2007	July 2006	% Increase	Second Quarter 2007	Second Quarter 2006	% Increase	Year-to-Date 2007	Year-to-Date 2006	% Increase
The Children’s Place brand	$99.0	$91.5	8%	$290.5	$269.4	8%	$646.7	$591.4	9%
Disney Store	$42.2	$39.6	7%	$133.8	$126.2	6%	$256.6	$230.7	11%
Total Company	$141.2	$131.1	8%	$424.3	$395.6	7%	$903.3	$822.1	10%

Comparable Store Sales Increase/(Decrease)1:

	July 2007	July 2006	Second Quarter 2007	Second Quarter 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	(3)%	9%	(1)%	13%	1%	12%
Disney Store	2%	16%	0%	15%	3%	16%
Total Company	(1)%	10%	(1)%	14%	2%	13%

The Company continues to anticipate reporting a loss per share of approximately $(0.94) to $(0.98) for the second quarter of fiscal 2007. As a reminder, this loss per share range includes approximately $2.0 million, pre-tax, in costs paid or accrued in association with the Company’s previously disclosed stock option investigation and related expenses, which is in line with previous guidance. Further, as stated in its July 9, 2007 press release, the Company expects to provide an update to full fiscal year earnings guidance on its second quarter conference call, scheduled for Thursday, August 23, 2007.

The Company stated that inventory per square foot at the end of the second quarter is anticipated to be below previous guidance at The Children’s Place and in-line with guidance at Disney Store, as previously provided by the Company on its first quarter conference call.

- more -

PLCE: July 2007 Sales Release

In conjunction with today’s July sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, August 16, 2007. To access the call, please dial (402) 220-2660 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company plans to report second quarter results on Thursday, August 23, 2007. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 830-1916 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on August 30, 2007. To access the replay, please dial (402) 220-0119, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of August 4, 2007, the Company owned and operated 883 The Children’s Place stores and 328 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2865 Susan LaBar, Manager, Investor Relations, (201) 453-6955

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